Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

F O R I M M E D I A T E R E L E A S E

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.966.5939

Media:	Bryan Brandt
Vice President, Global Branding & Communications
920.966.5982

OSHKOSH CORPORATION ANNOUNCES PRICING OF

$300 MILLION OF SENIOR NOTES

OSHKOSH, Wis. – (May 3, 2018) – Oshkosh Corporation (NYSE: OSK) (the “Company”), a leading manufacturer of specialty vehicles and vehicle bodies, today announced that it priced $300 million aggregate principal amount of senior notes due 2028 in a registered public offering.  The senior notes due 2028 were priced at 99.652% of the principal amount with an interest rate of 4.600%. The Company expects the offering to close on May 17, 2018, subject to the satisfaction of customary closing conditions.

The Company expects to receive approximately $296.1 million in net proceeds from the sale of the notes, after deducting the underwriting discount and estimated expenses of the offering payable by the Company.  The Company intends to use the net proceeds from the sale of the notes to redeem all of the Company’s outstanding $250 million aggregate principal amount of 5.375% senior notes due 2022 (the “2022 notes”), which are scheduled to be redeemed on June 2, 2018, and for general corporate purposes.

The Company has filed a registration statement (including a prospectus and related preliminary prospectus supplement for the senior notes offering) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus for more complete information about the Company and this offering.  You may obtain these documents free of charge by visiting the SEC website at www.sec.gov.  Alternatively, you may obtain copies from J.P. Morgan Securities LLC, at 383 Madison Avenue, New York, New York, 10179, Attention: Investment Grade Syndicate Desk, 3rd Floor, by telephone at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated, at NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC  28255-0001, Attention: Prospectus Department, by emailing dg.prospectus_requests@baml.com, or Wells Fargo Securities, LLC, at 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attention: WFS Customer Service, by telephone at 800-645-3751 or by emailing wfscustomerservice@wellsfargo.com.

This news release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. This news release is not a notice of redemption of the 2022 notes.

About Oshkosh Corporation

Founded in 1917, Oshkosh Corporation is more than 100 years strong and continues to make a difference in people’s lives. Oshkosh brings together a unique set of integrated capabilities and diverse end markets that, when combined with the Company’s MOVE strategy and positive long-term outlook, illustrate why Oshkosh is a different integrated global industrial. The Company is a leader in designing, manufacturing and servicing a broad range of access equipment, commercial, fire & emergency, military and specialty vehicles and vehicle bodies under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®.

Today, Oshkosh Corporation is a Fortune 500 Company with manufacturing operations on four continents. Its products are recognized around the world for quality, durability and innovation and can be found in more than 150 countries around the globe. As a different integrated global industrial, Oshkosh is committed to making a difference for team members, customers, shareholders, communities and the environment.

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

Forward-Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by customer historical buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and purchased materials; the expected level and timing of U.S. Department of Defense (“DoD”) and international defense customer procurement of products and services and acceptance of and funding or payments for such products and services; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles; the Company’s ability to increase prices to raise margins or offset higher input costs, including increasing commodity and other raw material costs due to a sustained economic recovery, tariffs or other factors; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign

Corrupt Practices Act; risks that an escalating trade war could reduce the competitiveness of the Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release.

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